First Niagara Closes $460.1 Million Stock Offering

LOCKPORT, N.Y., September 30, 2009 — First Niagara Financial Group, Inc. (NASDAQ: FNFG) raised $460.1 million through its previously announced public offering by issuing 38,341,000 shares of common stock, including 5,001,000 shares pursuant to the underwriters’ over-allotment option. The net proceeds of the offering were approximately $441.5 million. Keefe, Bruyette & Woods, Inc. and Sandler O’Neill + Partners, L.P. acted as joint book-running managers for the offering.

“Our third successful stock offering in 12 months caps a year of tremendous performance, enabling us to continue to make credit and other financial services widely available to current and prospective customers,” First Niagara President and Chief Executive Officer John R. Koelmel said. “We view this very successful offering as another vote of investor confidence in our strategy, providing First Niagara with a ‘super-capitalized’ balance sheet that more than maintains our very healthy regulatory capital ratios while enabling us to continue to pursue our best opportunities.”

With this latest offering, First Niagara has raised nearly $1 billion of equity capital since the fourth quarter of 2008, including two stock offerings in April 2009 and October 2008, raising $380 million and $115 million, respectively.

About First Niagara Financial Group: With the addition of 57 acquired branches from National City Bank in Western Pennsylvania, First Niagara now has approximately $13.2 billion in assets and provides financial services to individuals, families and businesses through 170 branches and five Regional Market Centers across Upstate New York and Western Pennsylvania. In July 2009, First Niagara announced its plans to acquire Harleysville National Corporation and its $5.6 billion in assets and 83 branches in the Philadelphia area, subject to regulatory and Harleysville shareholder approval. For more information, visit www.fnfg.com.

Forward-Looking Statements: This press release contains forward-looking statements with respect to the proposed offering of common stock by First Niagara Financial Group, Inc. Forward-looking statements are generally identified by the use of words “believe,” “expect,” “intend,” “anticipate,” “estimate,” and other similar expressions. These forward-looking statements involve certain risks and uncertainties. You should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions.

First Niagara Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com